Exhibit 99.1

Contacts:
Rachel Asche
Director of Public Relations
212.691.7900 x 1216
rachela@screamingmedia.com

Chris Wozny
Director of Investor Relations
212.691.7900 x 1894
chrisw@screamingmedia.com


         ScreamingMedia Enters Into Agreement To Acquire Stockpoint

 Acquisition of Stockpoint to position ScreamingMedia as the leading provider of content and technology solutions to the financial services sector.

New York, NY, and Coralville, IA, July 23, 2001 - ScreamingMedia (Nasdaq:
SCRM), a leading global provider of content solutions, today announced it has entered into a definitive merger agreement to acquire all outstanding shares of Stockpoint, Inc., a leading provider of online financial applications, investment analysis tools and market information. The proposed acquisition supports ScreamingMedia's overall strategy to deliver the highest-quality portfolio of content and technology solutions to enterprises.

The acquisition is expected to significantly strengthen ScreamingMedia's offering to the financial services industry, a key client sector; to create a "one-stop shop" for all enterprise content needs; to enable the company to provide a bundled solution of financial applications, content, and technology products; and to increase the company's revenue base, average contract value per customer, and percentage of contract value derived from enterprise customers.

Excluding one-time charges, ScreamingMedia expects the proposed acquisition to be accretive to earnings in 2001 and beyond. The definitive agreement has been approved by the Board of Directors of each company and is subject to customary closing conditions, including the approval of Stockpoint's shareholders.

Terms of the Agreement:

The value of the transaction, based on ScreamingMedia's closing stock price on July 20, 2001, is approximately $21.6 million, and is subject to price adjustments based on negotiated balance sheet adjustments prior to close. At closing, ScreamingMedia will acquire all outstanding shares of Stockpoint in exchange for approximately 4.1 million shares of ScreamingMedia stock; 350,000 warrants with an exercise price of $6.00 each; and $1.1 million in cash. Additionally, ScreamingMedia will retire $6.0 million of Stockpoint's existing debt and will offer to repay $5.9 million of Stockpoint's debentures at the closing in advance of their due date. Any of the Stockpoint debentures that are not prepaid at the closing will remain due in September 2002. The transaction will receive purchase accounting treatment and is expected to close in late August.

"ScreamingMedia and Stockpoint share a common vision and commitment to provide the most comprehensive and robust range of customized content solutions to enterprises around the world," said Kevin Clark, Chairman and CEO of ScreamingMedia. "Financial information is the most sought after content in the world. Every business has a continuous need for real-time, relevant financial information delivered in a reliable and cost-efficient manner and Stockpoint has the leading offering in the financial marketplace today. We are very excited about the opportunities presented by this acquisition."

Clark continued, "The combined company will leverage Stockpoint's mission critical financial content and applications offering and ScreamingMedia's industry leading content, technology and professional services to substantially increase our ability to serve the needs of our combined global customer base. This deal enables ScreamingMedia to make a tremendous advance in one of the most important corporate verticals in the world - finance."

Strategic Benefits:

Strengthen Position in Financial Vertical: The acquisition will strengthen ScreamingMedia's depth and breadth of services to the financial vertical, a key market segment for the company. Stockpoint's industry-leading financial information products and services include a variety of custom-tailored stock quote services; quick and interactive charts on price and performance issues of stocks and mutual funds; portfolio tracking services for U.S. equities, international equities and U.S. retail mutual funds; an extensive line of market information, market commentary and market analysis; investment tools and applications; a suite of financial guidance products; world market information; and wireless services. The combined company will leverage ScreamingMedia's expertise in developing client-side software solutions and Stockpoint's sophisticated hosted financial applications to offer flexible, scalable, customized content solutions.

Strong Financial Position: This acquisition is expected to be accretive to earnings, to increase total revenue and average contract value per customer, to provide significant up-sell and cross-sell opportunities, to enable further penetration of the enterprise market and to create cost synergies.

     Revenues:

     o In the first quarter of 2001, Stockpoint had revenue of approximately $5.6 million, and ScreamingMedia had $7.6 million in revenue. Pro forma combined revenue for the first quarter of 2001 would have been $13.2 million. In the year ending 2000, Stockpoint had revenue of $16.6 million and ScreamingMedia had revenue of $21.9 million. Pro forma combined annual revenue for 2000 would have been $38.5 million.

     Customers:

     o Stockpoint had 183 customers at the end of the first quarter of 2001, including traditional and online brokerage firms, commercial banks, asset managers, electronic communications networks, 401(k) sponsors, insurance companies, web portals and media companies. Stockpoint has signed deals with leading financial enterprise clients including Barclays Global Investors, Deutsche Bank, Merrill Lynch HSBC Canada, Sungard, Ameritrade, National Discount Brokers, CUNA Mutual, PricewaterhouseCoopers, RW Baird, Thomas Weisel Partners, Dain Rauscher, Union Bank of California, US Bancorp/Piper Jaffray, WR Hambrecht + Co, Value Line, BP Amoco, Fortune, Excite.co.uk and others.

     Enterprise Penetration:

     o At the end of the first quarter of 2001, customers in the large and midsize enterprise segment represented 67% of Stockpoint's total contract value, compared to 62% for ScreamingMedia. On a pro forma basis the combined company would have derived 64% of its contract value from enterprise customers.

     o At the end of the first quarter of 2001, Stockpoint had an average contract term of 1.8 years and an average contract value per customer of $173,000. ScreamingMedia had 1,085 customers with an average contract term of one year, and an average contract value per customer of $29,000 at the end of the first quarter of 2001. On a pro forma combined basis, the average contract value per customer was $50,000, with an average term of 1.4 years.

     Cash Position:

     o On a pro forma basis, on March 31, 2001 the combined company would have held between $80 million and $86 million in cash, cash equivalents, and marketable securities, depending on whether ScreamingMedia prepays $5.9 million in debentures held by Stockpoint.

Leading Enterprise Content Solutions: ScreamingMedia's technology powers the aggregation and integration of all relevant content from any source, in any format, into every enterprise platform, including websites, corporate portals and intranets, consumer portals, wireless portals, and interactive television. The content from ScreamingMedia's global digital content network will augment Stockpoint's existing financial application products, enhance the combined offering and provide upsell potential to existing customers. In addition, ScreamingMedia expects to be able to sell and upsell Stockpoint's products through regular sales channels and through ScreamingMedia's strategic and technology partners, who will benefit greatly from the additional financial applications and products acquired through this transaction. Together, ScreamingMedia and Stockpoint will provide

     o   Unparalleled financial applications, products and services.
     o Professional services to cater to customers' specific needs and further customize each solution.
     o Tools and services to integrate external content into enterprise systems via both client-side software and ASP technology.
     o A suite of content products, including hosted portal applications and content feed products.
     o Software to syndicate, distribute and integrate content into internal and external systems.

ScreamingMedia's Clark concluded, "We have a long-term sustainable business and a strong balance sheet, which affords us the opportunity to be able to selectively consider acquisition opportunities. Stockpoint's offerings are cutting-edge, market-leading financial products that fit well with ScreamingMedia's enterprise-level products and services. This acquisition fits perfectly into our strategy of offering leading content solutions in information-intensive verticals like financial services."

Bill Staib, Chief Executive Officer of Stockpoint, said, "This transaction will enable us to enhance our financial applications and services and continue to meet the needs of large enterprises and investors around the world. The depth and breadth of ScreamingMedia's global digital content network and their flexible and scalable technology platform will enhance Stockpoint's financial services offering and provide stronger integration of actionable news content into our financial services products."

"Together, we provide our customers the best service and reliability in the content solutions industry. We offer a broad range of content, technology and applications, deployable in any format and to any platform. This includes licensing our technology infrastructure for client-hosted solutions and enabling fully hosted, outsourced solutions," Staib concluded. Upon closing, Bill Staib will assume the role of executive vice president of technology and products for the combined company.

To listen to ScreamingMedia's management presentation today at 5:30 PM ET, 2:30 PM PT, dial in at least 10 minutes in advance of the call, toll-free in the U.S. at 1-800-446-1671 (no passcode required) or outside of the U.S. at 1-847-413-3362 (no passcode required). A replay of the call will be made available two hours after the completion of the one-hour call and until July 30, 2001. To listen to the replay, dial in at 1-630-652-3044 (passcode for replay, U.S. and international: 4347597). Also, the audio presentation will be webcast live and later archived online. To tune in to the webcast or to access the archive later, visit www.screamingmedia.com and click "For Investors."

About ScreamingMedia:

ScreamingMedia (Nasdaq: SCRM) provides complete content solutions for all enterprise platforms. Powered by its state-of-the-art technology platform, ScreamingMedia offers its clients robust content and technology services to meet all their business needs. ScreamingMedia's technology powers the aggregation, integration and distribution of content into Websites, Intranets, Wireless solutions, iTV, and virtually any other platform. ScreamingMedia specializes in turn-key and custom applications for information-intensive industries, such as finance, healthcare, technology, publishing and consumer-focused businesses. Serving the United States, Europe and Latin America, ScreamingMedia is headquartered in New York City and has offices in San Francisco, Miami, London, Paris, Munich and Sydney, Australia (through an exclusive agreement with BecomeMedia). For more information, visit ScreamingMedia's website at www.screamingmedia.com.

About Stockpoint, Inc.

Stockpoint(R) is a leading provider of online and wireless investment analysis tools and financial information. The company develops and integrates sophisticated financial applications to provide its clients customized financial components to their Web sites and via the wireless Web. In doing so, Stockpoint allows organizations such as traditional and online brokerage firms, commercial banks, Web portals, media companies, asset managers, electronic communication networks, 401(k) sponsors and insurance companies to reliably outsource key Web responsibility and benefit from industry leading functionality.

Stockpoint, recently selected by CIO magazine as a "2000 Web Business 50/50" recipient, showcases its design and technical expertise for free at investor.stockpoint.com. Stockpoint has also received accolades from Fortune, Forbes and Barron's for the quality of its Web offerings.

The release contains information about future expectations and plans of ScreamingMedia's management and prospects of ScreamingMedia's business that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, the timely development and market acceptance of new and updated products, our ability to expand our infrastructure (including personnel and computer systems) and the effect of competition. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Readers are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. ScreamingMedia undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.